Exhibit 99

TO:                 Executive Officers and Directors of Time Warner Cable Inc.

FROM:           Marc Lawrence-Apfelbaum

DATE:           February 28, 2011

RE:                 Notice of Trading Blackout Period

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As we have mentioned to you, Time Warner Cable Inc. (the “Company”) is making certain changes to the investment options available under the TWC Savings Plan, the Company’s 401(k) savings plan (the “Plan”).  This notice is to inform you that in connection with these changes, a “blackout period” will be imposed restricting all investments under and distributions from the Plan including investment in and distributions from the Time Warner Cable Inc. Common Stock Fund.  The blackout period will begin as of 4:00 p.m., Eastern Time, on Thursday, March 24, 2011 and is expected to end on or about Friday, April 1, 2011.  During the blackout period, Plan participants and beneficiaries will be unable to direct or diversify investments in their individual accounts, obtain a loan, make a withdrawal, or take other distributions from the Plan.

During the blackout period, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, any director or executive officer of the Company is generally prohibited from, directly or indirectly, entering into any transaction with respect to the Company’s common stock (including any derivative securities) (“Company Securities”).  Specifically, during the blackout period, you are prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any Company Securities, including exercising stock options or stock appreciation rights, if you acquire or previously acquired such Company Security in connection with your service as a director or executive officer of the Company, subject to certain narrow exceptions.  This trading restriction includes indirect trading where you have a pecuniary interest in the transaction.  Accordingly, acquisitions and dispositions by family members, partnerships, corporations, or trusts where you have a pecuniary interest will be deemed a transaction by you.

There are limited exemptions to the restrictions of Section 306(a) and Regulation BTR for certain transactions in Company Securities.  Notable exemptions include: bona fide gifts; transactions involving Company Securities that were not acquired in connection with your service or employment as a director or officer (which you must be able to prove); and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1, provided that such Rule 10b5-1 plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction.  Because these exemptions are narrow, proposed transactions should be discussed with Susan Waxenberg, Vice President & Assistant Chief Counsel, Corporate before you or your family members take any action concerning Company equity securities during this period.

Please note that the trading restrictions implemented because of the blackout period are in addition to other trading restrictions under the Company’s Supplemental Policy on Trading in Time Warner Cable Securities.  During the blackout period, it is anticipated that you will, in any event, be subject to a closed trading window under that Policy.

During the blackout period, you may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Susan Waxenberg, Vice President & Assistant Chief Counsel, Corporate, c/o Time Warner Cable Inc. 60 Columbus Circle, New York, New York 10023, phone: 212-364-8200.